UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                   Date of Report (Date of earliest event
                                                 reported): March 15, 2000
                                                           (March 15, 2000)

                                  Bradlees, Inc.
                          (Exact Name of Registrant As
                            Specified In Its Charter)

                           Massachusetts (State Or Other
                          Jurisdiction of Incorporation)

                  1-11134
          (Commission File Number)                    04-3156108
                                           (IRS Employer Identification No.)

                                   One Bradlees
                 Circle; Braintree, Massachusetts 02184 (Address Of
                 Principal Executive Offices)   (Zip Code)

                                  (781) 380-3000
                (Registrant's telephone number, including area code)

                                  Not Applicable
          (Former name or former address, if changed since last report)

                              Exhibit Index on Page 4

                          Page 1 of 7 (Including Exhibit)




Item 5: OTHER EVENTS
        ------------

Beginning on March 15, 2000, Bradlees, Inc. (the "Company") will distribute to its banks and other credit providers summaries of its fourth-quarter (13-week) and annual (52-week) financial results ended January 29, 2000 ("fiscal 1999"), including a comparison to the Company's summary financial plan for fiscal 1999 (the "Plan"). The fiscal 1999 fourth-quarter and annual results compared to the Plan are attached hereto as Exhibit 20. As a result of the Company's adoption of fresh-start reporting as of January 30, 1999, the income and cash flow summaries presented are not comparable in certain material respects to the prior-year periods presented. In addition, the quarterly results for fiscal 1999 have been restated to reflect the adoption of SEC Staff Accounting Bulletin(SAB) No. 101 (revenue recognition guidance) that affects the timing of the Company's recording of layaway sales and associated gross margin. SAB No. 101 will also result in the exclusion of leased sales from the Company's presentation of total sales in its results of operations in the Form 10-K for fiscal 1999 and in other future periodic filings.

Total sales for the fourth
quarter ended January 29, 2000 exceeded Plan by $16.5 million, or 3.6%, due primarily to favorable customer response to the Company's merchandising and marketing initiatives and the first-quarter liquidation of one of the Company's major competitors (Caldor Corp.). This increase in total sales was partially offset by the exclusion of January's layaway sales as the result of the Company electing early to adopt SAB No. 101. Comparable store sales increased 7.0% in the fourth quarter. EBITDA(as defined in Exhibit 20) for the fourth quarter was $.1 million below Plan and net income in the fourth quarter was $1.6 million above Plan due primarily to an extraordinary gain of $1.2 million from the early extinguishment of debt (convertible notes).

Fiscal 1999 total
sales exceeded Plan by $103.5 million, or 7.2%, due primarily to the same reasons stated above for the fourth quarter.
Comparable store sales increased 11.9%, with annual sales in most softlines and hardlines merchandise divisions meeting or exceeding Plan and all divisions exceeding last year's sales. Annual EBITDA exceeded Plan by $6.0 million due primarily to the beneficial impact of the above-Plan sales and associated gross margin, partially offset by higher SG&A (selling, general, administrative and distribution) expenses associated with the increased sales volume and the related costs of staffing both the stores and the distribution centers to service customer demand. The annual net loss was $10.5 million below the Plan net loss.

Cash was $1.3 million above Plan at January 29, 2000 and inventories at cost were $26.1 million or 11.8% above Plan and 6.8% above last year's level due primarily to a higher level of merchandise purchases to meet the sales demand as well as two new stores not included in the Plan. Accounts payable was $32.0 million above Plan due primarily to increased purchases to accommodate the higher sales levels and better-than-Plan vendor payment terms. Outstanding borrowings were $2.8 million above Plan due principally to the higher level of merchandise purchases and the early payoff of the convertible notes, partially offset by the above-Plan EBITDA. The lease financing obligation, capital lease obligation, convertible notes payable, net fixed asset and long-term asset variances to Plan all relate primarily to the Yonkers' store lease financing transaction that occurred in the second quarter and the associated paydown of the convertible notes (which were paid off in the fourth quarter) and reclassification of the prior long-term assets held for sale.

The Company is distributing the quarterly and annual performance in comparison to its Plan (the "Quarterly Performance Information") to its banks and other credit providers to facilitate their credit analyses. The Quarterly Performance Information should not be relied upon for any other purpose and should be read in conjunction with the Company's Form 8-K dated April 1, 1999, Form 10-Q filings for the quarterly periods ended May 1, 1999, July 31, 1999 and October 30, 1999 and most recent Form S-1 and Form 10-K filings. The Quarterly Performance Information is being reported publicly solely because it is being distributed to a large number of the Company's vendors for purposes of their credit analyses. The Quarterly Performance Information was not examined, reviewed or compiled by the Company's independent public accountants. Although the Company is publicly disclosing the Quarterly Performance Information, the Company does not believe it is obligated to subsequently update such information or to provide such information indefinitely, and the Company may cease making such disclosures at any time. The Quarterly Performance Information may be subject to future adjustments and such adjustments could materially affect the reported information.

Item 7: FINANCIAL
STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit:
  20       Quarterly Performance Information


                     INDEX TO EXHIBITS

Exhibit No.
                    Exhibit                   Page No.

  20        Quarterly
            Performance Information              6



                      BRADLEES, INC.
                    AND SUBSIDIARIES

                       SIGNATURES


Pursuant
to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                      BRADLEES, INC.

Date:
March 15, 2000                  By  /s/ PETER THORNER
                                    Peter Thorner
                                    Chairman and Chief Executive Officer

Date:
March 15, 2000                  By  /s/ CORNELIUS F. MOSES III
                                    Cornelius F. Moses III
                                    Senior Vice President, Chief Financial
                                    Officer